EXHIBIT 10.1

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 20th day of April, 2018 (the “Fourth Amendment Execution Date”), by and between BMR-MEDICAL CENTER DRIVE LLC, a Delaware limited liability company (“Landlord”), and REGENXBIO INC., a Delaware corporation (“Tenant”).

RECITALS

A.WHEREAS, Landlord owns certain real property (the “Property”) and the improvements on the Property located at 9704, 9708, 9712 and 9714 Medical Center Drive, Rockville, Maryland, including the buildings located thereon;

B.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of March 6, 2015 (the “Original Lease”), as affected by that certain Acknowledgement of Term Commencement Date and Term Expiration Date dated as of April 17, 2015, given by Tenant in favor of Landlord, as amended by that certain First Amendment to Lease dated as of September 30, 2015 (the “First Amendment”), as further amended by that certain Second Amendment to Lease dated as of November 23, 2015 (the “Second Amendment”), and as further amended by that certain Third Amendment to Lease dated as of July 21, 2017 (the “Third Amendment”; collectively, as amended, the “Existing Lease”), whereby Tenant leases certain premises from Landlord in the building at 9712 Medical Center Drive, Rockville, Maryland (the “9712 Building”), and in the building at 9714 Medical Center Drive in Rockville, Maryland (the “9714 Building”);

C.WHEREAS, pursuant to Section 2 of the Third Amendment, (i) the other tenant with rights to use the Loading Dock (as defined in the Third Amendment) within the 9714 Building has irrevocably waived its rights to use the Loading Dock, the area of which together with that of its associated restrooms is depicted on Exhibit A-1 attached hereto and incorporated herein, (ii) Landlord has re-measured the Rentable Area of the Loading Dock and such associated restrooms in accordance with Article 6 of the Existing Lease to be 3,152 square feet, (iii) since Tenant now has exclusive use of the Loading Dock and such associated restrooms, the parties wish to amend the Rentable Area of Tenant’s Premises at the 9714 Building to include the aforesaid 3,152 square feet, hereinafter referred to as the “Additional First Floor Premises”; and

D.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

BioMed Realty form dated 9/28/17

APPROVED

BIOMED REALTY LEGAL

/s/ [Illegible]

1.Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein.  The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.”  From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.Lease of Additional First Floor Premises.  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, as of the Fourth Amendment Execution Date, the Additional First Floor Premises.  From and after the Fourth Amendment Execution Date, the term “Premises,” as used in the Lease, shall mean the 9712 Premises and/or the 9714 Premises and/or the Suite 1114 Premises and/or the Suite 1214 Premises and/or the Additional First Floor Premises, individually and collectively, as the context dictates; and Exhibit A to the Existing Lease shall be supplemented with the addition of Exhibit A-1 to this Amendment (to the extent the Additional First Floor Premises is depicted thereon).  All provisions of the Lease: (a) applicable to the “9714 Premises” shall be applicable to the 9714 Premises as defined in the First Amendment, together with  the Suite 1114 Premises and the Suite 1214 Premises, both as defined in the Third Amendment, and the Additional First Floor Premises as defined herein, except to the extent otherwise specifically set forth herein or in the Third Amendment, and (b) applicable to the “Premises” shall be applicable to the 9712 Premises, the 9714 Premises, the Suite 1114 Premises, the Suite 1214 Premises, and the Additional First Floor Premises, except to the extent otherwise specifically set forth herein or in the Third Amendment.

3.Rentable Area and Pro Rata Shares.  Effective as of the Fourth Amendment Execution Date, the chart in Section 3 of the Third Amendment shall be deleted in its entirety and replaced with the following:

Definition or Provision	Means the Following (As of the Fourth Amendment Execution Date)
Premises in 9712 Building
Approximate Rentable Area of 9712 Premises	10,833 square feet
Premises in 9714 Building
Approximate Rentable Area of 9714 Premises	19,056 square feet
Approximate Rentable Area of Suite 1114 Premises	5,319 square feet
Approximate Rentable Area of Suite 1214 Premises	11,000 square feet
Approximate Rentable Area of Additional First Floor Premises	3,152 square feet
Approximate Rentable Area for all Premises in the 9714 Building (total)	38,527 square feet
Building, Campus, Project Size
Approximate Rentable Area of 9712 Building	22,907 square feet

Definition or Provision	Means the Following (As of the Fourth Amendment Execution Date)
Approximate Rentable Area of 9714 Building	38,527 square feet
Approximate Rentable Area of South Campus	92,125 square feet
Approximate Rentable Area of Project	214,725 square feet
Pro Rata Shares
Tenant’s Pro Rata Share of 9712 Building	47.29%
Tenant’s Pro Rata Share of 9714 Building for 9714 Premises	49.46%
Tenant’s Pro Rata Share of 9714 Building for Suite 1114 Premises	13.81%
Tenant’s Pro Rata Share of 9714 Building for Suite 1214 Premises	28.55%
Tenant’s Pro Rata Share of 9714 Building for Additional First Floor Premises	8.18%
Tenant’s Pro Rata Share of 9714 Building (total)	100.00%
Tenant’s Pro Rata Share of South Campus for 9712 Premises	11.76%
Tenant’s Pro Rata Share of South Campus for 9714 Premises	20.68%
Tenant’s Pro Rata Share of South Campus for Suite 1114 Premises	5.77%
Tenant’s Pro Rata Share of South Campus for Suite 1214 Premises	11.94%
Tenant’s Pro Rata Share of South Campus for Additional First Floor Premises	3.42%
Tenant’s Pro Rata Share of South Campus for all Premises in the 9714 Building (total)	41.81%
Tenant’s Pro Rata Share of Project for 9712 Premises	5.05%
Tenant’s Pro Rata Share of Project for 9714 Premises	8.87%
Tenant’s Pro Rata Share of Project for Suite 1114 Premises	2.48%
Tenant’s Pro Rata Share of Project for Suite 1214 Premises	5.12%
Tenant’s Pro Rata Share of Project for Additional First Floor Premises	1.47%
Tenant’s Pro Rata Share of Project for all Premises in the 9714 Building (total)	17.94%

4.Permitted Use.  The Permitted Use for the First Floor Additional Premises shall be limited to its existing use as a loading dock, restrooms and corridor serving the 9714 Building, each in compliance with all Applicable Laws.  The term “Permitted Use” as used in the Lease shall mean, individually and collectively, as the context dictates, the Permitted Use for the 9712 Building and/or the 9714 Building and/or the Storage Premises and all provisions of the Lease applicable to the “Permitted Use” shall be applicable to each of the 9712 Premises, the 9714 Premises, the Suite 1114 Lab/Office Premises, the Suite 1214 Premises, the Storage Premises, and the Additional First Floor Premises, except to the extent otherwise specifically set forth herein or in the Third Amendment.

5.Term for Additional First Floor Premises.  The Term of the Lease for the Additional First Floor Premises (the “Additional First Floor Premises Term”) shall commence as of the Fourth Amendment Execution Date (the “Additional First Floor Premises Commencement Date”), and end on September 30, 2021.

6.Condition of Additional First Floor Premises.  Tenant acknowledges that (a) it is in possession of and fully familiar with the condition of the Additional First Floor Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the Additional First Floor Premises Commencement Date, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Additional First Floor Premises for Tenant’s occupancy or to pay for any improvements to the 9714 Building.

Notwithstanding the foregoing, Landlord agrees that it shall deliver the Additional First Floor Premises to Tenant on the Additional First Floor Premises Commencement Date, (i) broom clean and free of personal property of prior tenants, and (ii) with all base building systems serving the Additional First Floor Premises in good working order, condition and repair (such obligation, collectively, “Landlord’s Delivery Obligation”).  In the event that Landlord fails to satisfy Landlord’s Delivery Obligation, Tenant’s sole and exclusive remedy for such failure shall be to deliver written notice to Landlord (“Repair Notice”) on or before the date that is thirty (30) days after the Additional First Floor Premises Commencement Date (such date, the “Repair Notice Date”) detailing the nature of such failure.  In the event that Landlord receives a Repair Notice on or before the Repair Notice Date, Landlord shall promptly make any repairs reasonably necessary to correct the failure described in the Repair Notice (but only to the extent that Landlord reasonably determines that the failure described in the Repair Notice constitutes an actual failure of Landlord’s Delivery Obligation), at Landlord’s sole cost and expense, provided that Landlord may include the costs thereof in Operating Expenses to the extent that Landlord is permitted to do so under Article 9 of the Existing Lease. Any such failure of Landlord’s Delivery Obligation shall not entitle Tenant to any monetary damages or delay the Additional First Floor Premises Commencement Date.  Landlord shall not have any obligations or liabilities in connection with a failure to satisfy Landlord’s Delivery Obligation except to the extent such failure is identified by Tenant in a Repair Notice delivered to Landlord on or before the Repair Notice Date.

Tenant’s taking of possession of the Additional First Floor Premises shall conclusively establish that the Additional First Floor Premises were at such time in good, sanitary and satisfactory condition and repair; provided, however, that nothing in this grammatical sentence shall take away from Landlord’s express obligations under the Lease, including, without limitation, Landlord’s repair, maintenance, restoration and legal compliance obligations expressly set forth in the Lease.

7.Base Rent for Additional First Floor Premises.  Tenant shall pay to Landlord as Base Rent for the Additional First Floor Premises, commencing on June 15, 2018 (the “Additional First Floor Premises Rent Commencement Date”), the monthly installments of Base Rent set forth below, in advance on the first day of each and every calendar month during the Additional First Floor Premises Term, subject to annual adjustment as provided below.

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent*	Annual Base Rent*
6/15/2018 – 6/14/2019	3,152 (Additional First Floor Premises)	$30.00 annually	$7,880.00	$94,560.00

* prorated for any partial period

Base Rent for the Additional First Floor Premises shall be subject to an annual upward adjustment of three percent (3.0%) of the then-current Base Rent.  The first such adjustment shall become effective commencing on the first (1st) anniversary of the Additional First Floor Premises Rent Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary of the Additional First Floor Premises Rent Commencement Date occurring prior to September 30, 2021.

8.Additional Rent.

(a)In addition to Base Rent for the Additional First Floor Premises, Tenant shall pay to Landlord as Additional Rent at times hereinafter specified in this Amendment (i) Tenant’s Additional First Floor Premises Adjusted Share (as defined below) for the Additional First Floor Premises, of Operating Expenses (as defined in the Existing Lease) for (A) the 9714 Building, (B) the South Campus and (C) the Project, (ii) the Property Management Fee (as defined in the Existing Lease), and (iii) any other amounts that Tenant assumes or agrees to pay under the provisions of the Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of the Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.  To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses related to the Additional First Floor Premises, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses (such excess, together with Tenant’s Pro Rata Share, “Tenant’s Additional First Floor Premises Adjusted Share”).

(b)Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, commencing on the Additional First Floor Term Commencement Date, (i) the Property Management Fee, and (ii) Landlord’s good faith estimate of Tenant’s Additional First Floor Premises Adjusted Share of Operating Expenses with respect to the 9714 Building, the South Campus and the Project for such month.

(c)Tenant’s responsibility for Tenant’s Additional First Floor Premises Adjusted Share of Operating Expenses shall continue to the latest of (i) the date of termination of the Lease with respect to the Additional First Floor Premises, (ii) the date Tenant has fully vacated the Additional First Floor Premises, and (c) if termination of the Lease is due to a default by Tenant, the date of rental commencement of a replacement tenant.  Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord.  Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Additional First Floor Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

(d)Notwithstanding anything in the Existing Lease to the contrary, in the event Tenant’s Pro Rata Share of Operating Expenses, excluding Uncontrollable Operating Expenses (defined below), with respect to the Additional First Floor Premises increases by more than five percent (5%) annually (after the first anniversary of the Additional First Floor Term Commencement Date), Tenant shall not be obligated to pay for any Tenant’s Pro Rata Share of Operating Expenses, excluding Uncontrollable Operating Expenses (defined below), with respect to the Additional First Floor Premises in excess of such five percent (5%) increase (except to the extent that Tenant uses more than its Pro Rata Share of such Operating Expense, as provided in Section 9(a) above).  For the purposes of this Section, “Uncontrollable Operating Expenses” shall mean the costs of utilities, inspection fees and other costs required by any Government Authority for continued compliance with Applicable Laws or to comply with Applicable Laws which are first applicable to the 9712 Building, the 9714 Building, the South Campus and/or the Project (as applicable) after the Additional First Floor Term Commencement Date with respect to the Additional First Floor Premises, snow removal, Real Estate Taxes (as defined in the Existing Lease) and insurance.

9.Utilities and Services for the Additional First Floor Premises.  The provisions of Section 11 of the First Amendment applicable to the 9714 Premises shall also apply in the same manner to the Additional First Floor Premises.

10.Repairs and Maintenance of the Additional First Floor Premises.

(a)The provisions of Section 12 of the First Amendment applicable to the 9714 Premises shall also apply in the same manner to the Additional First Floor Premises.  Specifically, with respect to the 9714 Premises, the Suite 1114 Premises, the Suite 1214 Premises, and the Additional First Floor Premises, Landlord shall repair and maintain the structural and exterior portions and Common Area of the 9714 Building and the Project, including roofing and covering materials; foundations (excluding any architectural slabs, but including any structural slabs); exterior walls; plumbing; fire sprinkler systems (if any); HVAC systems; elevators; and electrical systems installed or furnished by Landlord.

11.Parking.  Notwithstanding the provisions of the Existing Lease, Tenant shall not be entitled to any additional parking spaces related to the Additional First Floor Premises.

12.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees (as defined in the Lease) for, from and against any and all cost or liability for compensation claimed by any such broker or agent, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.  Landlord represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment and agrees to reimburse, indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant, at Landlord’s sole cost and expense) and hold Tenant harmless for, from and against any and all cost or liability for compensation claimed by any broker or agent, employed or engaged by Landlord or claiming to have been employed or engaged by Landlord.

13.No Default.  Landlord and Tenant each represents, warrants and covenants to the other that, to the best of its knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

14.Effect of Amendment.  Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

15.Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees.  Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

16.Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the sections, subsections, paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

17.Authority.  Landlord and Tenant each guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

18.Counterparts; Facsimile and PDF Signatures.  This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.  A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

19.Entire Agreement.  The terms of the Lease are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included therein, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

20.Savings Clause.  Any provision of this Amendment that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Amendment shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-MEDICAL CENTER DRIVE LLC,

a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	Sr. Vice President, Sr. Counsel

TENANT:

REGENXBIO INC.,

a Delaware corporation

By:	/s/ Vit Vasista
Name:	VIT VASISTA
Title:	CFO

EXHIBIT A-1

ADDITIONAL FIRST FLOOR PREMISES

[See attached]

A-1

BUILDING 9714

ADDITIONAL FIRST FLOOR PREMISES.

3,152 RSF
EXIT
EXIT
EXIT

KRAMER CONSULTING	BioMed Realty Discover here	AT-SK3 9714 FIRST FLOOR Center for Life Science I Shady Grove	PROJECT NORTH / TRUE NORTH	Project No: 6050001 Drawn By: CMD Scale: NTS Date: 03/26/2018